At The Roxbury Funds - Form N-SAR
Item 77M

77M (a)

Effective at the close of business on February 2, 2007, the Roxbury Small-Cap Growth Fund and Roxbury Mid-Cap Fund
(each, a "Fund" and collectively, the "Funds"), each a series of The Roxbury Funds (the "Trust"), received all of the assets and liabilities of the identically named corresponding series of WT Mutual Fund (each, a "Predecessor Fund") pursuant to an Agreement and Plan of Reorganization in exchange for shares of the Funds (the
"Reorganization").

77M (b)

The Reorganization was approved by shareholders of the Predecessor Funds at a Special Meeting of shareholders held on January 31, 2007. With regard to the circumstances and the details of the Reorganization, the Trust hereby incorporates by reference to the definitive Combined Proxy
Statement/Prospectus dated December 4, 2006 and Statement of Additional Information dated December 4, 2006, each as filed electronically with the SEC on December 1, 2006
(Accession No. 0001206774-06-002473).  WT Mutual Fund
continues to operate as an open-end management investment company, offering shares in a number of separate series.